                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12


                              SILVER DINER, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                   [GRAPHIC SILVER DINER LOGO APPEARS HERE]

                             11806 Rockville Pike
                           Rockville, Maryland 20852

--------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2001

--------------------------------------------------------------------------------


          The annual meeting of stockholders of Silver Diner, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 15, 2001 at 10:00 a.m. (Eastern time), at the Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042, for the following purposes:

     1.   To elect the Company's directors; and

     2. To transact such other business as may properly come before the meeting and at any adjournment thereof.

          The Board of Directors (the "Board") has fixed the close of business on May 4, 2001 as the record date to determine stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.



                                    By Order of the Board


                                    Ype Von Hengst
                                    Secretary

May 10, 2001

                    [GRAPHIC LOGO SILVER DINER APPEAR HERE]



                             11806 Rockville Pike
                           Rockville, Maryland 20852

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 2001

          This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Silver Diner, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Friday, June 15, 2001 at 10:00 a.m. (Eastern time), at the Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042, and at any adjournment thereof (the "Meeting").

          Stockholders at the close of business on May 4, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. The stockholders will be entitled to one vote for each share of Common Stock, par value $.00074 per share, (the "Shares") held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding Shares must be represented by proxy or in person at the Meeting. On May 4, 2001 there were 11,904,093 Shares outstanding.

          Shares represented by valid proxies received by the Company in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date.

          Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Shares that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Shares to vote on a particular matter, such Shares will not be considered as present and entitled to vote with respect to that matter.

          This proxy statement, the accompanying proxy, and the Company's annual report to stockholders for the year ended December 31, 2000 (the "Annual Report"), were first sent or given to stockholders on or about May 10, 2001. ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO: SILVER DINER, INC., ATTENTION: INVESTOR RELATIONS, 11806 ROCKVILLE PIKE, ROCKVILLE, MARYLAND 20852. EXHIBITS TO THE ANNUAL REPORT MAY BE FURNISHED TO STOCKHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS. A LIST OF THE STOCKHOLDERS OF RECORD ON THE RECORD DATE WILL BE AVAILABLE FOR INSPECTION AT THE ABOVE ADDRESS FOR TEN (10) DAYS PRECEDING THE DATE OF THE ANNUAL MEETING.

                      BENEFICIAL OWNERSHIP OF THE SHARES

          As of May 4, 2001, the Company had 11,904,093 Shares issued and outstanding. The following table sets forth, to the Company's knowledge as of May 4, 2001, the beneficial ownership of Shares by each person or entity beneficially owning more than 5% of the Shares, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group.



                                                                         Amount and Nature of
            Name and Address (1) of Beneficial Owner                   Beneficial Ownership (2)      Percent(3)
            ----------------------------------------                   ------------------------      ----------
Catherine Britton...............................................           2,470,612  (4),(5)          20.74%
Michael Collier.................................................              83,928  (6)                *
Robert T. Giaimo................................................             689,565  (7)               5.66%
Ype Von Hengst..................................................             348,881  (8)               2.89%
Edward H. Kaplan................................................           1,012,000  (9),(5)           8.49%
Craig Kendall...................................................              62,222  (10)               *
Patrick Meskell.................................................             297,586  (11)              2.45%
Louis P. Neeb...................................................              33,906  (12),(5)           *
Charles M. Steiner..............................................             576,729  (13),(5)          4.84%
Jon Abbott......................................................             100,000  (14)               *
All directors and executive officers as a group (10 persons)....           5,675,429  (15)             47.68%

"*" means less than 1%

________________________________

(1) The address for each beneficial owner listed above is Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852.

(2) Unless otherwise stated in Notes 4 through 14 below, all references to options are to options exercisable currently and within 60 days of May 4, 2001.

(3) Each percentage of beneficial ownership is calculated using a different denominator, consisting of the total number of Shares outstanding (11,904,093), increased by the number of options owned by the beneficial owner that are exercisable within 60 days. The denominator used to calculate the percentage of beneficial ownership of all directors and executive officers as a group is the sum of the total number of Shares outstanding (11,904,093) and all outstanding options held by directors and executive officers that are exercisable within 60 days.

(4) Includes: (a) 2,443,609 directly owned Shares; (b) options to purchase 7,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 below; and (c) 20,003 Shares assigned to Ms. Britton by Robert T. Giaimo which are subject to an option held by Mr. Clinton A. Clark at an exercise price of $3.60 per Share through April 5, 2004. Does not include 689,565 Shares beneficially owned by Mr. Giaimo, Ms. Britton's spouse. Ms. Britton disclaims beneficial ownership of the Shares beneficially owned by Mr. Giaimo.

(5) Each non-employee director other than Mr. Collier (five persons, excluding Mr. Collier) holds options for 7,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the following prices:
     (a) 1,000 at $0.969 per Share; (b) 1,000 at $0.8125 per Share; (c) 1,000 at
     $0.938 per Share; and (d) 4,000 at $1.00 per Share.

(6) Includes: (a) 52,857 directly owned Shares; (b) options to purchase 26,071 Shares granted under the 1991 Stock Option Plan at an exercise price of $.003 per Share; and (c) options to purchase 5,000 Shares granted under the Non-Employee Director Stock Option Plan, 1,000 of which have an exercise price of $0.938 per Share and 4,000 of which have an exercise price of $1.00 per Share.

(7) Includes: (a) 409,565 directly owned Shares; and (b) options to purchase 280,000 Shares granted under the Stock Option Plan at an exercise price of $1.238 per Share. The 689,565 Shares beneficially owned by Mr. Giaimo do not include any Shares beneficially owned by Catherine Britton, Mr. Giaimo's spouse. Mr. Giaimo disclaims beneficial ownership of Shares beneficially owned by Catherine Britton.

(8) Includes: (a) 183,881 directly owned Shares; (b) options to purchase 105,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share; and (c) options to purchase 60,000 Shares under the Stock Option Plan at an exercise price of $1.00 per Share.

(9) Includes: (a) 1,000,000 directly owned Shares; (b) options to purchase 7,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above; and (c) options to purchase 5,000 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share.

(10) Includes: (a) 22,222 directly owned Shares; and (b) options to purchase 40,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share. Such options will expire 30 days after the termination of Mr. Kendall's employment, unless sooner exercised. Mr. Kendall's employment will terminate effective May 13, 2001.

(11) Includes: (a) 47,570 directly owned Shares; (b) options to purchase 25,004 Shares granted under the Earned Ownership Plan at an exercise price of $.0003 per Share; (c) options to purchase 75,012 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share; (d) options to purchase 70,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share; and (e) options to purchase 80,000 Shares granted under the Stock Option Plan at an exercise price of $1.00 per Share.

(12) Includes: (a) 14,334 Shares held of record by Neeb Enterprises, Inc., a corporation wholly-owned by Mr. Neeb and of which Mr. Neeb is President and a Director; (b) options to purchase 12,572 Shares granted under the 1991 Stock Option Plan at the exercise price of $.003 per Share; and (c) options to purchase 7,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above.

(13) Includes: (a) 564,729 Shares held of record by the Steiner Family Partnership (Mr. Steiner owns a 25% interest in and is the managing partner of The Steiner Family Partnership and, therefore, may be deemed to beneficially own all Shares held of record by such partnership. Except to the extent of his 25% ownership interest in The Steiner Family Partnership, Mr. Steiner disclaims beneficial ownership of such Shares); (b) options to purchase 5,000 Shares under the 1991 Stock Option Plan at the exercise price of $4.05 per Share; and (c) options to purchase 7,000 Shares under the 1996 Non- Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above.

(14) Includes 100,000 directly-owned Shares.

(15) The total Shares beneficially owned by all directors and executive officers as a group was calculated by taking the sum of all Shares beneficially-owned by each director and executive officer, as reflected in the table.

                             ELECTION OF DIRECTORS

DIRECTORS

         The Board currently consists of seven directors whose terms continue until the next annual meeting of stockholders, or until their respective successors are elected and have qualified. At each annual meeting, directors are elected for a term of one year to succeed those directors whose term expires.

         The election of each director requires the affirmative vote by holders of a plurality of the outstanding Shares present and entitled to be voted at the Meeting. The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to elect the persons identified in the table below. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. The board recommends that stockholders vote FOR the nominees listed below.

                                                            Director
                   Name                        Age           Since                        Position
                   ----                        ---           -----                        --------
Robert T. Giaimo..........................     50            1996        Chairman of the Board, President, Chief Executive
                                                                         Officer, and Treasurer

Catherine Britton.........................     47            1996        Director

Michael Collier...........................     46            1999        Director

Ype Von Hengst............................     51            1996        Director, Vice President, Executive Chief, and
                                                                         Secretary

Edward H. Kaplan..........................     61            1996        Director

Louis P. Neeb.............................     62            1996        Director

Charles M. Steiner........................     60            1996        Director

         Robert T. Giaimo has been the Company's Chairman of the Board, President, Chief Executive Officer and Treasurer since March 1996. In 1987 Mr. Giaimo developed and popularized the Silver Diner concept with Ype Von Hengst after conducting a one-year national tour of diner-style restaurants. Mr. Giaimo has been the Co-Founder, Director, President, Chief Executive Officer and Treasurer of Silver Diner Development, Inc. since its inception in 1987. Mr. Giaimo was president, chief executive officer and director of Monolith Enterprises, Inc. ("Monolith") from 1971 to January 1987. From 1972 through 1976, Mr. Giaimo co- founded and operated, through Monolith, Blimpies Restaurant in Georgetown. In 1977, Mr. Giaimo co-founded and operated, through Monolith, The American Cafe restaurant, an innovative, award-winning restaurant chain which was one of the first restaurants to promote "American cuisine" and helped popularize the croissant sandwich. In 1985, Mr. Giaimo sold The American Cafe to W.R. Grace & Co. Mr. Giaimo graduated from the Business School of Georgetown University in 1974 and Harvard University's Smaller Company Management Program in 1982. He is a member of the Young President's Organization and serves as a Director and Co- chairman of Development. In 1993, Mr. Giaimo received an "Entrepreneur of the Year" award from Inc. Magazine in conjunction with Ernst & Young and Merrill Lynch. Mr. Giaimo is married to Catherine Britton. Mr. Giaimo currently serves on the board of directors of Panera Bread Co., a publicly traded company headquartered in St. Louis, Missouri, with annual sales in excess of $200 million.

         Catherine Britton has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from July 1995 until March 1996. She assisted with marketing and design of Silver Diner restaurants and has been involved with menu development and concept evolution since Silver Diner Development, Inc.'s inception. She also participated extensively in the development of Silver Diner restaurants. Ms. Britton graduated from Georgetown University in 1975, receiving a Bachelor of Arts degree in Philosophy. Ms. Britton earned a Masters Degree in Special Education from George Washington University in 1978. Ms. Britton is married to Robert T. Giaimo.

         Michael Collier has been a Director since March 1999, when he was elected to fill the vacancy left by Clinton A. Clark's resignation. Mr. Collier is the President of Uniwest Group, Inc. and Uniwest Construction, Inc., companies which handle business in the area of real estate development and general contracting and which serve as the developer and general contractor for the Company's diners. He is also President of Atlantic Environmental Services, Incorporated, a full-service environmental company.

         Ype von Hengst has been a Director, Vice President, Executive Chef and Secretary since March 1996 and co-founder, director, vice president of culinary operations, and executive chef of Silver Diner Development, Inc. since 1987. Mr. Hengst was a director of operations of "Dominiques" restaurant in Washington, D.C. from May through September 1987. From 1984 to 1987, Mr. Hengst was corporate executive chef and director for Food Service for The American Cafe and was responsible for the central kitchen and bakeshop, menu changes, and food preparation for all seven American Cafe restaurants. From 1981 to 1984, Mr. Hengst was corporate executive chef for Restaurant Associates in New York, New York, where he supervised over fifteen diverse full-service restaurants. From 1976 to 1981, Mr. Hengst held executive chef positions in Charlotte, North Carolina, Cleveland, Ohio, Houston, Texas, and New York, New York. Prior to 1976, Mr. Hengst worked as a chef in Europe.

         Edward H. Kaplan has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is a real estate developer and investor and has served since 1983 as a Director of Palmer National Bank, Washington, D.C. and subsequently, its successor, George Mason Bankshares until April 2, 1998, when George Mason merged into United Bankshares and now serves on the board of directors of United Bank of Virginia. Mr. Kaplan received his B.A. from the University of Pennsylvania, Wharton School in 1961. He currently is a member of the Maryland Public Television Commission and the Maryland Public Television Foundation board of directors.

         Louis P. Neeb has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1994 until March 1996. Mr. Neeb is currently the president of Neeb Enterprises, Inc., a corporation that provides management consulting services and chairman of the board of Mexican Restaurants, Inc. He was the president and chief executive officer of The Spaghetti Warehouse, Inc. from July 1991 until January 1994 and of Geest Food USA from 1989 until 1991. From 1982 until 1987, he served as president and chief executive officer of Creative Food N Fun, a subsidiary of W.R. Grace & Co. From 1985 until 1987, he served as president and chief executive officer of a W.R. Grace & Co. affiliate; Taco Villa, Inc. Mr. Neeb was employed by The Pillsbury Company from 1973 until 1982. From 1980 to 1982, he served as an executive vice president of The Pillsbury Company and as chairman and chief executive officer of its affiliate, Burger King Corporation. In 1973, he was director of operations at Steak & Ale Restaurants, Inc. another affiliate of The Pillsbury Company. His leadership role with Steak & Ale Restaurants, Inc. continued until 1980, after serving as vice president of operations and eventually president and chief operating officer. Currently, Mr. Neeb serves as a director of CEC Entertainment and Franchise Finance Corporation of America, Inc., both publicly traded companies. Mr. Neeb received a BBA in marketing from the University of Notre Dame in 1961 and an MBA from George Washington University in 1969.

         Charles M. Steiner has been a Director since March 1996. Mr. Steiner was a director of Silver Diner Development, Inc. from 1987 until March 1996. He was the chief executive officer of Branch Group, Inc., an electric distributor. In 1975, Mr. Steiner founded IMARK, an electric cooperative, and in 1991 founded EDIC, a distribution insurance company. He is a former director and officer of the National Association of Electric Distributors (NAED). He received a B.B.A. in Accounting from the University of Pittsburgh in 1963. Mr. Steiner is currently an investor.

     There is no family relationship between any of the Company's directors or officers except that Catherine Britton is the wife of Robert T. Giaimo. There are no arrangements between any director of the Company and any other person pursuant to which he was selected as a director.

Non-Director Executive Officers

         Jon Abbott joined the Company in April 2000 and assumed the duties and responsibilities of Vice President of Operations. Mr. Abbott has twenty years of operating experience in casual dining restaurant concepts, most recently with Damons International, Inc., where he served as Director of Operations from 1997 to 2000. Prior thereto, Mr. Abbott served as Regional Manager for Cooker Restaurant Corporation from 1985 to 1997.

         Patrick Meskell has been Senior Vice President, Human Resources since January 1996. Mr. Meskell was an independent consultant to institutions, specializing in the areas of risk management system design and implementation from 1988 to 1992 and Director of Organizational Development & Management & Operations Training for the Student Loan Marketing Association from 1992 to 1995.

                      MEETINGS OF THE BOARD OF DIRECTORS

         The Board held four (4) meetings (including telephonic meetings) during the year ended December 31, 2000. During the year ended December 31, 2000, each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he/she was a director) and the total number of meetings held by all Board committees on which he/she served (during the periods that he/she served as a member). The Board has a standing audit committee, a standing compensation committee, but it does not have a standing nominating committee.

                                AUDIT COMMITTEE

         The audit committee is composed of Messrs. Steiner, Chairman, Neeb and Kaplan, each of whom is independent as defined in Rule 4310 ( c)(26)(B)(i) of the National Association of Securities Dealers' listing standards. The Board adopted an Audit Committee Charter, a copy of which is attached as Appendix A hereto. The audit committee had five (5) meetings (as defined in the Audit Committee Charter) during the year ended December 31, 2000. The principal functions of the audit committee are to make recommendations to the Board regarding the selection of the Company's independent accountants, to consult with the Company's independent accountants and financial and accounting staff, to review and report to the Board with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls, to review all quarterly and annual financial statements prior to filing them with the Securities and Exchange Commission and to discuss such statements, together with the annual auditor report, with management.

                            AUDIT COMMITTEE REPORT

         The audit committee oversees the Company's financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee (i) in consultation with the independent accountants, reviews the integrity of the Company's financial reporting processes, both internal and external, (ii) considers the independent accountants' judgments about the quality and appropriateness of the Company's application of generally accepted accounting principles to its financial reporting and (iii) considers and approves, if appropriate, major changes to the Company's accounting principles and practice as suggested by the independent accountants or management.

         The audit committee discussed with the Company's independent auditor the overall scope and plans for the audit. The audit committee met with the independent auditor, with and without management present, to discuss the results of the auditor examination, the auditor evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

         The audit committee reviewed with the independent auditor the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditor the auditor's independence from management and the Company.

         In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.


                                      AUDIT COMMITTEE

                                      Charles M. Steiner, Chairman
                                      Louis P. Neeb, Audit Committee  Member
                                      Edward H. Kaplan, Audit Committee Member


                            COMPENSATION COMMITTEE

         The compensation committee, composed of Messrs. Steiner, Chairman, Collier and Neeb, held one (1) meeting during the year ended December 31, 2000. The principal functions of the compensation committee are to review and make recommendations to the Board on all compensation and hiring issues that relate to officers and senior staff members.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To the Company's knowledge, based solely upon a review of reports and other information furnished to it by its directors, officers, greater than 10% beneficial owners of the Company, and other persons subject to the reporting requirements (collectively, the "Reporting Persons"), all reports required to be filed by such Reporting Persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, were duly filed during the year ended December 31, 2000, with one exception. Mr. Kaplan did not timely file a report on Form 4 to report a purchase of shares of the Company's Common Stock made in May 2000. Mr. Kaplan has since made such filing.

Executive Compensation

          The following table sets forth summary information concerning compensation paid by the Company to each of the Company's executive officers whose aggregate annual cash compensation exceeded $100,000 for fiscal year 2000.

                          Summary Compensation Table

                                                 Annual Compensation                             Long-Term Compensation
                                        -----------------------------------  ------------------------------------------------------
                                                                                        Awards                       Payouts
                                                                             ------------------------------   ---------------------
                                                                                              Securities
                                                              Other Annual    Restricted      Underlying        LTIP     All Other
                                         Salary       Bonus   Compensation      Stock          Options/       Payouts  Compensation
Name and Principal Position       Year    ($)          ($)         ($)       Award(s)($)       SARS(#)           ($)       ($)
-----------------------------------------------------------------------------------------------------------------------------------
Robert T. Giaimo                  2000     268,697        0      18,000             0               0             0      57,827 (3)
Chairman of the Board,            1999     258,315        0      18,000             0               0             0      57,061 (3)
President, Chief Executive        1998     269,544        0      18,000             0         550,000 (1),(2)     0      56,358 (3)
Officer and Treasurer

Ype Von Hengst                    2000     153,029        0      26,000             0               0             0      27,535 (7)
Director, Vice President,         1999     145,173        0      26,000             0         150,000 (4)         0      27,535 (7)
Executive Chef and Secretary      1998     129,144        0       6,000             0          55,000 (5),(6)     0      27,573 (7)

Patrick Meskell                   2000     109,769        0       6,000             0               0             0           0
Senior Vice President, Human      1999     101,769    5,000       6,000             0         200,000 (8)         0           0
Resources                         1998     103,579    5,000       6,000             0          55,000 (9),(6)     0           0

Craig Kendall                     2000     129,808        0       6,000             0               0             0           0
Vice President, Finance           1999     120,192        0       6,000             0         100,000 (10)        0           0
                                  1998      17,875   10,000           0             0          55,000 (11),(6)    0           0

Jon Abbott                        2000     103,846        0       4,500       100,000 (12)    100,000 (13)        0           0
Vice President, Operations        1999           0        0           0             0               0             0           0
                                  1998           0        0           0             0               0             0           0

_______________________

1) Includes an option to purchase up to 400,000 Shares at $1.238 per Share through December 14, 2003, which vests, or has vested, except as provided in Note 2 below, as follows: (a) 120,000 on December 29, 1998, (b) 80,000 on December 29, 1999, (c) 80,000 on December 29, 2000, and (d) 120,000 on
     December 29, 2001. Also included is an option to purchase up to 150,000 Shares, which option Mr. Giaimo elected to cancel.

(2) An additional 18% of the option may vest earlier each time the market price of the Shares is initially greater than $5.00 per Share, $7.50 per Share and $10 per Share, with the option vesting 100% when the market price is greater than $12.00 per Share.

(3) Includes the annual premiums the Company paid on a $3,000,000 split dollar life insurance policy on the life of Mr. Giaimo.

(4) Includes an option to purchase up to 150,000 Shares at $1.00 per Share through December 7, 2009, which vests or has vested 30,000 Shares annually commencing on January 1, 2000.

(5) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 6 below.

(6) The terms of the stock option agreement governing the option provide that the option could vest earlier if certain performance criteria were met in fiscal year 2000. However, such criteria were not met. The Board has the ability to set other performance criteria for accelerating the vesting of the option in future years.

(7) Includes the annual premiums the Company paid on a $1,500,000 split dollar life insurance policy on the life of Mr. Von Hengst.

(8) Includes an option to purchase up to 200,000 Shares at $1.00 per Share through December 7, 2009, which vests or has vested 40,000 Shares annually commencing on January 1, 2000.

(9) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 6 above.

(10) Includes an option to purchase up to 100,000 Shares at $1.125 per Share through March 17, 2009, of which 40,000 Shares have vested. Mr. Kendall
     has resigned as an officer effective May 13, 2001.   Any vested options  as
     of such date expire within 30 days of such termination date unless exercised prior thereto.

(11) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 6 above.

(12) Mr. Abbott acquired 100,000 Shares in connection with his initial employment in March of 2000 by the Company, for an aggregate purchase price of $50,000, representing 50% of the fair market value of the Shares on March 24, 2000, i.e., 50% of $1.00 per Share. Under the terms of Mr. Abbott's employment agreement, the Company has the right to buy back the shares at their purchase price within 60 days if Mr. Abbott terminates his employment with the Company during the first three years. Also, the Company may apply up to 55,000 of the Shares purchased by Mr. Abbott from the Company, at the original purchase price of $.50 per Share, to repay the outstanding balance on a non-interest bearing promissory note from Mr. Abbott to the Company in the amount of $32,500, if Mr. Abbott terminates his employment with the Company prior to December 31, 2001. The proceeds of the promissory note were used by Mr. Abbott to defray moving expenses.

(13) Consists of an option to purchase 100,000 Shares at $1.00 per Share through March 23, 2010, which vests as follows: 30,000 Shares on December 31, 2001, 20,000 Shares on December 31, 2002, 20,000 Shares on December 31, 2003, and 30,000 Shares on December 31, 2004.

Stock Options

     No stock appreciation rights have been granted or are outstanding. No stock options were granted to the Company's executive officers during the year ended December 31, 2000, except for Mr. Jon Abbott who received an option for 100,000 Shares. The terms of the options are described in note 12 above. Such options represent 54.60% of total options granted to employees in the fiscal year ended December 31, 2000, and have a grant date present value of $0.53 per Share.

     The following table provides information as to the outstanding options at December 31, 2000 held by the following executive officers. No stock appreciation rights are outstanding.


              Aggregated Option/SAR Exercises in Last Fiscal Year
                     And Fiscal Year End Option/SAR Values

                                                    Number of Securities Underlying              Value of Unexercised
                                                      Unexercised Options/SARS at             In-the-money Options/SARs
                                                            Fiscal Year End                      at Fiscal Year End *
                                                   ----------------------------------     ----------------------------------
                      Shares
                     Acquired
                        On            Value
       Name         Exercise (#)   Realized ($)    Exercisable (#)  Unexercisable (#)     Exercisable (#)  Unexercisable (#)
-----------------   ------------   ------------    ---------------  -----------------     ---------------  -----------------
Robert T. Giaimo         0              0              280,000           120,000                    0                 0
Ype Von Hengst           0              0              165,000           190,000                    0             8,580
Patrick Meskell          0              0              250,016           205,000               19,521             8,580
Craig Kendall            0              0               20,000           135,000                    0             8,580
Jon Abbott               0              0                    0           100,000                    0                 0

* Represents the difference between the fair market value of the Shares subject to the options, based on the closing price of $0.781 for the Shares on December 29, 2000 (the final trading day for the fiscal year ended December 31, 2000), and the exercise prices of the options.


Benefit Plans

     The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and co-payments by employees.

Employment Agreements

     Founder's Employment Agreement. The Company and Robert T. Giaimo entered into a Founder's Employment Agreement on August 28, 1995, effective as of March 27, 1996, and amended on November 9, 1998. The base compensation under the Founder's Employment Agreement is $240,000 per annum, increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area (the "Base Compensation"). Benefits under the agreement include four weeks paid vacation, health and dental insurance, life and disability insurance, director and officer liability insurance and a $3,000,000 "split-dollar" life insurance agreement. Perquisites include an up to $500 per month car allowance, an education fee of $1,000 per month, and free shift meals.

     The Founder's Employment Agreement had an initial term of five years and, starting on its first anniversary, was renewable for five years from each anniversary. If at any such anniversary the Board does not renew, the agreement will expire five years from such anniversary (the five-year period beginning on such anniversary is referred to as the "Expiration Term"). The Founder's Employment Agreement was renewed on December 15, 1999 and, as renewed, expires in March 2005.

     During the Expiration Term, Mr. Giaimo may, upon at least sixty days prior written notice, terminate the Founder's Employment Agreement immediately and such termination shall be an "Involuntary Resignation." If an Involuntary Resignation occurs, Mr. Giaimo shall be entitled to a severance amount equal to:
(i) his base compensation, including all bonuses, for the immediately preceding fiscal year (the "Annual Amount"), (ii) divided by 365, and (iii) multiplied by the number of days remaining in the Expiration Term, provided that the severance amount paid to Mr. Giaimo due to an Involuntary Resignation shall not exceed three times the Annual Amount.

     Mr. Giaimo may also terminate the agreement by reason of a material breach by the Company (as specified in the Founder's Employment Agreement). If Mr. Giaimo terminates the Founder's Employment Agreement within the first five years of the agreement for a material breach by the Company, he shall be entitled to receive the Annual Amount multiplied by ten. If the material breach occurs after the first five years of the agreement, the Annual Amount shall be multiplied by five. Additionally, if a termination for a material breach occurs prior to the earlier of (i) the end of the first five years of the agreement, or (ii) the completion of an underwritten public offering of the Company's Shares from which it realizes $15,000,000, then the Company shall be obligated, at the employee's option, to purchase all of Mr. Giaimo's Shares at fair market value.

     The Company may terminate the agreement upon the death or disability of Mr. Giaimo or for cause. If terminated for death, the Mr. Giaimo's estate shall be entitled to receive all accrued compensation plus a severance amount equal to one year's Base Compensation (as adjusted to the date of death). The decedent's family will also be provided health insurance for one year from date of death. If terminated for disability, Mr. Giaimo shall be entitled to receive all accrued compensation plus a severance amount equal to his then current Base Compensation for a period of five years, but reduced dollar for dollar by all amounts received by the employee under disability insurance. If terminated for cause, Mr. Giaimo shall be entitled to receive all accrued compensation.

     Executive Employment Agreement. The Company and Ype Von Hengst entered into an Employment Agreement effective as of November 9, 1998. The base salary under the Employment Agreement is $125,000 per annum through December 31, 1998, $150,000 per annum from January 1, 1999 through December 31, 1999, and increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area beginning January 1, 2000 (the "Base Salary"). Benefits under the agreement include health and dental insurance, life and disability insurance, and participation in stock options, bonus plans and other benefit plans customarily made available to executive employees of the Company.

     In consideration of Mr. Von Hengst entering into the agreement, the Company extended a $100,000 non-recourse loan (the "Loan") to Mr. Von Hengst, subject to his execution of a promissory note and secured by his 182,881 Shares in the Company (the "Collateral"). Beginning December 31, 1999, Mr. Von Hengst is also entitled to an annual bonus of an amount equal to $20,000 plus accrued and unpaid interest on the Loan (the "Bonus"). The Bonus is not paid directly to Mr. Von Hengst, but is applied to repay the outstanding principal and interest under the Loan. The term of the Employment Agreement is from November 9, 1998 to December 31, 2003.

     Under the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to disclose or use any Confidential Information of the Company or its affiliates, which is defined as all information disclosed to him or known by him as a consequence of or through his employment with the Company where such information is not generally known in the trade or industry and where such information refers or relates in any manner to the business activities of the Company. During the term of the Employment Agreement and for a period of twelve consecutive months after the termination of the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to induce, attempt to induce, counsel, advise, solicit or encourage any person to leave the employ of the Company or, with respect to any person who had left the employ of the Company within the previous six months, not to engage in any of the above activities in connection with such former employee's acceptance of employment with any person or entity other than the Company. For a period of twelve consecutive months after the termination of the Employment Agreement for any reason other than a termination without cause, Mr. Von Hengst agrees not to (i) engage in the "diner business" anywhere in the United States;
(ii) engage in competition with the Company within a 10 mile radius of any Company owned or franchised facility or planned facility; or (iii) directly or indirectly, either individually or in any other capacity, work for, consult with or otherwise assist Movenpick, its parent corporation, affiliates and subsidiaries, in the development of "diners."

     Mr. Von Hengst may terminate his Employment Agreement at any time upon sixty days written notice ("Voluntary Resignation"). Upon receipt of such notice, the Company may elect to relieve Mr. Von Hengst of any or all of his duties or terminate him immediately. The Company may terminate the agreement for cause (as that term is defined in the Employment Agreement), upon the death or disability of Mr. Von Hengst, or without cause. If the agreement is terminated by Voluntary Resignation or for cause, (i) the Company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest immediately with the Company. If the agreement is terminated for death (i) the Company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated for disability, defined as the inability to perform the essential function of the job, with or without accommodation, for at least 180 consecutive days, (i) Mr. Von Hengst's right to the Base Salary and Bonus shall cease on the date of termination, (ii) the Company shall make the medical benefits available to Mr. Von Hengst for a period of eighteen months following termination, the costs of which shall be paid by the Company for the first twelve months of such period; and (iii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated without cause, (i) Mr. Von Hengst shall be entitled to the Base Salary, Bonus, and medical benefits for a one year period commencing with the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs).

     Officer Employment Agreements. The Company entered into letter agreements on March 4, 1999, with Craig Kendall, Timothy Cusick, and Patrick Meskell. Mr. Meskell's letter agreement on March 4, 1999, supersedes his letter agreement with the Company dated December 4, 1995. In addition, the Company entered into a letter agreement dated March 24, 2000, with Jon Abbott, who joined the Company on April 10, 2000. The agreements provide for Mr. Kendall's employment as Vice President, Finance with a base salary of $125,000 per annum, which employment will terminate on May 13, 2001 subject to the compensation continuation provisions of this agreement, Mr. Cusick's employment as Area Director of Operations with a base salary of $104,000 per annum, which employment terminated September 1, 2000, Mr. Meskell's employment as Senior Vice President, Human Resources with a base salary of $104,000, and Mr. Abbott's employment as Vice President of Operations with a base salary of $150,000, with future adjustments to each employee's base salary to be determined by the Board. In addition, each employee is entitled to (i) participate in bonus and stock option plans made available to executive employees of the Company; (ii) receive a $500 per month car allowance, (iii) receive life insurance coverage in the amount of $500,000;
(iv) participate in group health and dental plans generally offered to employees of the Company; (v) receive long term disability insurance coverage in amount of approximately 60% of the employee's base salary per month, subject to a 90 day initial waiting period; (vi) receive three weeks paid vacation that does not accrue or carry over from one year to the next; and (vii) receive sick leave and other benefits, in accordance with the Company's policies for its executives. Each employee agrees to enter into confidentiality and non-competition agreements with the Company. Mr. Abbott's agreement also provides for a $32,500 loan to cover the cost of relocation, plus $5,000 to cover the cost of temporary housing in connection with relocating. The $32,500 loan is to be forgiven on December 31, 2001 if Mr. Abbott remains in the employment of the Company through such date. Under the agreement, Mr. Abbott was granted an option to purchase 100,000 shares, which vest as follows: 30% on December 31, 2001; 20% per year on December 31, 2002; 20% on December 31, 2003; and 30% on December 31, 2004. The agreement also provides for the investment by Mr. Abbott of $50,000 in the Company by acquiring shares at 50% of the market price at March 23, 2000. Mr. Abbott acquired 55,000 shares for $27,500 on March 24, 2000, and subsequently acquired an additional 45,000 shares for $22,500. Under the agreement, the Company has the right to buy back the shares at their purchase price within 60 days if Mr. Abbott terminates his employment with the Company during the first three years. Also, the Company may apply up to 55,000 of the Shares purchased by Mr. Abbott, at the original purchase price of $.50 per Share, to repay the outstanding balance on the $32,500 loan to Mr. Abbott, if Mr. Abbott terminates his employment with the Company prior to December 31, 2001.

     Each of the agreements is terminable at any time by either party thereto. However, if the Company terminates the agreement, the Company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary, except for Mr. Abbott who will continue to receive his base salary through a period which will be the greater of (i) 12 months from the date his employment began, or (ii) the earlier of (x) six months from the date of termination or (y) Mr. Abbott's employment by another employer. If the employee resigns after providing at least three months prior notice, the Company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary payable after resignation on the same schedule as the salary that was paid before resignation. If the employee resigns without providing at least three months prior notice, (i) all stock options and all stock purchase rights granted under the Stock Option Plan to the employee

(a) subsequent to March 1, 1999, (b) on December 15, 1997, and (c) to Mr. Cusick and Mr. Meskell on December 29, 1997 will be terminated on the date of resignation; and (ii) the employee will sell and the Company will purchase all Shares of the Company acquired by the employee pursuant to stock options or stock purchase rights within six months prior to the date of resignation at a purchase price equal to the price paid for the Shares.

Non-Employee Director Compensation

     During the year ended December 31, 2000, each of the Company's non-employee directors received an option to purchase 4,000 Shares on June 16, 2000 under the 1996 Non-Employee Director Stock Option Plan. Such options may be exercised at $0.844 per Share, which is equal to 100% of the fair market value on the date of grant, are exercisable at any time in whole or in part for a period commencing one year after the date of grant, and expire on June 15, 2010. Other than the option grants and the reimbursement of certain expenses, non-employee directors received no other compensation for service as directors for the year ended December 31, 2000.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board is composed solely of non-employee directors. The Compensation Committee determines all aspects of the compensation to be paid to the Company's executive officers. The Company's executive compensation program is designed to promote the following objectives: (i) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long term success of the Company; (ii) to align management's interests with the Company's by tying a portion of the executive's compensation to the Company's performance; and (iii) to align management's interests with stockholders by including long term equity incentives as part of the executive's compensation. The compensation of the Company's executive officers includes cash compensation, long-term incentive compensation in the form of stock options, and participation in various benefit plans, most of which are generally available to employees of the Company.

     Cash Compensation. Cash compensation of the Company's executive officers consists of a base salary and, if earned, an annual performance bonus. The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of the Company and base salaries of executive officers at similarly situated restaurant companies, taking into consideration the individual experience of these officers, and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives, other than the Chief Executive Officer, are made by the Committee in conjunction with the Chief Executive Officer. The Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor. The Committee considers the factors outlined above in evaluating the base salary of Robert T. Giaimo, the Company's Chief Executive Officer.

     The Company's management, including executive officers, are eligible to receive annual incentive awards based on the Company's financial performance and the efforts of its executives. Performance is measured based on restaurant-level profitability, control of corporate overhead expenses and timely achievement of store development schedule. No executive officer received a cash bonus for the year ended December 31, 2000.

     Stock Options. The executive officers, as well as other key employees, are eligible to participate in the Company's Stock Option Plan. The purpose of the Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to align the interests of such persons with those of the Company's stockholders. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine the individuals to whom the stock options are awarded, the terms upon which option grants shall be made and the number of Shares subject to each option, all subject to the terms and conditions of the Stock Option Plan.

     In the year ended December 31, 2000, no options were granted to executive officers other than to Mr. Abbott, who was granted an option to purchase 100,000 shares under the Stock Option Plan. Each option granted under the Stock Option Plan is an incentive option that is exercisable at a price equal to 100% of the fair market value of the Shares on the date of grant.

     Other Compensation. The Company provides certain other benefits to the executive officers, such as health insurance, that are generally available to Company employees. In addition, officers and key employees of the Company may be eligible to receive supplemental disability coverage, automobile allowance and insurance benefits.


                             THE COMPENSATION COMMITTEE

                             Charles M. Steiner, Compensation Committee Chairman Michael Collier, Compensation Committee Member Louis P. Neeb, Compensation Committee Member


Performance Graph

     Set forth below is a line graph comparing the total cumulative return on the Shares from December 29, 1994 through December 31, 2000 with the CRSP Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Stocks for (SIC 5800-5899) eating and drinking companies (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume an initial investment of $100 in the Shares, the Market Group and the Peer Group, with the reinvestment of all dividends paid thereafter. The Company's Shares were traded on the OTC Bulletin Board under the symbol FDTR until March 27, 1996 when it began trading on the Nasdaq National Market under the symbol SLVR.

                            Comparison of Five Year
                            Cumulative Total Return

                             [GRAPH APPEARS HERE]

$600
$550
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0

     12/29/95  12/27/96  12/28/97   01/03/99  01/02/00  12/31/00


Total Returns Index         12/29/95       12/27/96        12/28/97       01/03/99      01/02/00      12/31/00
Silver Diner, Inc.           100.00          73.42           23.41          15.22         22.71         27.29

The Market Group             100.00         101.84          103.90         156.03        149.81        142.45

The Peer Group               100.00         123.12          144.99         212.30        386.27        237.76

Related Party Transactions

     Silver Diner Potomac Mills, Inc. Pursuant to lease agreements dated October 14, 1991 and May 27, 1992, the Company leases the Silver Diner restaurant in Potomac Mills, Virginia (the "Potomac Mills Restaurant") from Silver Diner Potomac Mills, Inc. ("SDPMI"), a corporation wholly owned by Robert T. Giaimo, the Chairman and President of the Company. The leases require the payment of an annual base rent, with annual adjustments based on the Consumer Price Index, and the payment of percentage rent based on gross receipts. The leases expire in late 2011. For the year ended December 31, 2000, occupancy costs were $355,000 in rent and related pass through costs associated with the leases.

     Robert Giaimo Development, Inc. On June 17, 1997, the Company purchased from Robert Giaimo Development, Inc. ("RGDI"), a corporation wholly owned by Robert T. Giaimo, the Chairman and President of the Company, an undivided 70% interest in the parcel of land used as a parking lot for the Potomac Mills Restaurant. The remaining 30% is owned by RGDI. The total purchase price of the land was $408,000, of which $267,000 was borrowed from a bank, secured by the land, bearing interest at the prime rate (9.5% at December 31, 2000), and due to mature in June 2003.

     The Company assumed a management agreement entered into between RGDI with SDPMI (the "Management Agreement"), which provides that the Company is the exclusive manager of the Potomac Mills Restaurant, is entitled to receive all of the net profits (as defined in the Management Agreement) from the Potomac Mills Restaurant, and is responsible for paying all operating costs and expenses of the restaurant, including rent. The Management Agreement is unlimited in duration and can only be terminated by mutual agreement of the Company and SDPMI, or following notice that the Company failed to meet its management obligations and responsibilities. RGDI has granted the Company an option to purchase the Potomac Mills Restaurant for an amount equal the fair market value, on the date of purchase, as determined by an appraisal.

     Loan To Ype Von Hengst. In connection with his entering into an employment agreement with the Company on November 9, 1998, Ype Von Hengst, a Director and officer of the Company, received a $100,000 loan from the Company, secured by his 182,881 Shares in the Company and bearing interest at 5.25% annually. The loan and accrued interest is to be repaid annually by applying an annual bonus received by Mr. Von Hengst beginning December 31, 1999. The amount outstanding as of December 31, 2000 was $60,000.

     Michael Collier And Uniwest Group, Inc. and Affiliates. The Company has from time to time entered into contracts with Michael Collier, a Director, and with Uniwest Group, Inc., a construction corporation and certain of its affiliates, a company of which Michael Collier is the President and a stockholder, as follows: the Company paid Michael Collier approximately $5,400 for real estate consulting services provided to the Company during fiscal year 2000; the Company paid Uniwest Management Inc., a company which manages the real estate operations, approximately $189,500, as rent on the Merrifield lease; and the Company paid Uniwest Construction, Inc. approximately $1,050,000 for the construction of the Virginia Beach, Virginia and Gaithersburg, Maryland locations and for miscellaneous construction and renovation to the existing diners.

     In 1995, the Company entered into a ground lease with 2909 Gallows LC, landlord, covering the Merrifield facility. The landlord is a partnership in which Michael Collier owns a significant limited partnership interest. The lease provides for minimum annual rent of $110,000 in 1998 with fixed escalations in rent payments over the lease term through 2012. Rent and real estate payments for the year ended December 31, 2000 were $189,359.

     Uniwest Construction, Inc. acted as the general contractor for the construction of the diner on the Merrifield property. Michael Collier was not a director of the Company when the lease and construction contract were entered into.

     In January 2000, as an agent for Interface Properties, Inc., the landlord, the Company entered into a construction contract with Uniwest Construction, Inc. for the construction of the Virginia Beach, VA Silver Diner. The contract was a fixed fee contract in the amount of $800,000. Pursuant to the lease agreement, the landlord is liable for all payments and terms under the construction contract agreement.

     In February 2000, the Company entered into a construction contract with Uniwest Construction, Inc. for the construction of the Lakeforest Mall Silver Diner. The contract was a fixed fee contract in the amount of $735,000. Uniwest Construction, Inc. acted as the general contractor and was paid a fee for coordinating and supervising the development of both facilities. All work and materials were provided by subcontractors whose prices are subject to bid.

                            INDEPENDENT ACCOUNTANTS

     Following the Company's merger with and into Silver Diner Development, Inc. ("SDDI"), the Company retained Deloitte & Touche LLP ("Deloitte & Touche") to audit its financial statements for the years ended December 29, 1996, December 28, 1997 and January 3, 1999. During 1999, Deloitte & Touche submitted a fee proposal to audit the Company's financial statements for the 1999 fiscal year. Based thereon, the Board and the audit committee, in an attempt to reduce substantially the Company's audit costs, talked to a number of accounting firms and on September 29, 1999, the Company notified Deloitte & Touche of its dismissal as the Company's independent auditors and the retention of Reznick Fedder & Silverman ("Reznick") as its independent auditors for the 1999 fiscal year. On September 29, 1999, the Company engaged Reznick to audit the financial statements of the Company for the year ended January 2, 2000. Reznick served as the independent auditors of SDDI prior to its merger with the Company on March 27, 1996.

     During the three fiscal years ended January 3, 1999 and through the date of termination on September 29, 1999, the Company had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, had they not been resolved, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report.

     Reznick continued to serve as the Company's independent auditors during fiscal year 2000. Representatives of Reznick are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders. The audit committee has recommended, and the Board has approved, the selection of Reznick to serve as the Company's independent auditors for the year ending December 30, 2001.

     The table below sets forth the aggregate fees billed to the Company for the year ended December 31, 2000 by Reznick. The audit committee has considered whether the provision of non-audit services is compatible with maintaining Reznick's independence, and concluded that providing such non-audit services does not interfere with Reznick's independence.

Reznick Compensation for 2000                    Amount
                                                 (approximate)

Annual Audit Fees and Quarterly Report Review    $ 70,000
Financial Information Systems,
    Design and Implementation Fees                    -0-
All Other Fees                                     31,000
                                                 --------
                             Total:              $101,000


                                 OTHER MATTERS

     The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2002, including the nomination of persons to serve on the Board, must be received not later than January 18, 2002 to be considered timely for inclusion in the proxy materials for that meeting. Stockholders submitting proposals should submit them in writing and direct them to the Company's secretary at the Company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery.

                         METHOD OF PROXY SOLICITATION

     The entire cost of this solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

                                         By Order of the Board,

                                         Ype Von Hengst
                                         Secretary

                                                                      Appendix A

                              SILVER DINER, INC.

                            AUDIT COMMITTEE CHARTER


I.   PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by Silver Diner, Inc. (the "Company") to any governmental body or the public; the Company's systems of internal controls regarding finance and accounting that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee shall encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

          . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

          . Review the audit efforts of the Company's independent accountants.

          . Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II.  COMPOSITION

(1)  Composition of Audit Committee Members.

     (a) The Audit Committee shall consist of at least three directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent").

     (b) Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company's Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

     (c) At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

(2)  Independence Requirement of Audit Committee Members.

     In addition to the definition of Independent provided above in II(1)(a), the following restrictions shall apply to every Audit Committee member:

     (a)  Employees.  A director who is an employee (including non-employee
          ---------
          executive officers) of the Company or any of its affiliates may not serve on the Audit Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director may serve on the Audit Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

     (b)  Business Relationship.  A director (i) who is a partner, controlling
          ---------------------
          shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Audit Committee only if the Company's Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment or if the business relationship did not result in the payment by the Company to the organization in which the director was a partner, controlling shareholder, or executive officer, or the receipt by the Company from such organization, by the Company of an amount that exceeds the greater of five percent (5%) of the Company's consolidated revenues for the most recently completed fiscal year or $200,000. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the Company, to the director and, if applicable, to the organization with which the director is affiliated.

           "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Audit Committee without the above-referenced Board of Director's determination after three years following the termination of, as applicable, (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

      (c)  Cross Compensation Committee Link.  A director who is employed as an
           ---------------------------------
           executive of another corporation where any of the Company's executives serves on the corporation's compensation committee may not serve on the Company's Audit Committee.

      (d)  Immediate Family.  A director who is an immediate family member of an
           ----------------
           individual who is an executive officer of the Company or any of its affiliates cannot serve on the Audit Committee until three years following the termination of such employment relationship.

The members of the Audit Committee shall be elected by the Board at the Directors Meeting following the Annual Meeting of Shareholders and the members shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.


III.  MEETINGS

The Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate, including the meetings described below. To foster open communication, the Committee shall meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee shall meet with management to review the Company's financial statements consistent with IV 3. and IV 4. below. For purposes hereof, meetings may consist of telephonic, electronic or written communications or informal meetings between members of the Committee and between members of the Committee and Company management or the independent accountants.


IV.   RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review
------------------------

1.    Review and update this Charter, at least annually, as conditions dictate.

2. Review the Company's annual financial statements: Form 10-K and Annual Report. Review and discuss the regular internal quarterly reports issued by management.

4. Review with management the Form 10-Q prior to its filing with the Securities and Exchange Commission. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants
-----------------------

5. Inasmuch as the Company's independent accountants are ultimately accountable to the Board of Directors and Audit Committee, join with the Board of Directors in exercising the authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants for shareholder approval in any proxy statement).

6. Require that the independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company, actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and recommend that the Board of Directors take appropriate action to ensure such independence.

7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

Financial Reporting Processes
-----------------------------

8. In consultation with the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external.

9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's application of generally accepted accounting principles to its financial reporting.

10. Consider and approve, if appropriate, major changes to the Company's accounting principles and practice as suggested by the independent accountants or management.

Process Improvement
-------------------

11. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

12. Following completion of the annual audit, review separately with each of management and the independent accountants any significant issues encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

14. Review with the independent accountants and management (i) the annual management letter issued by the independent accountants and to determine what, if any, actions are deemed necessary to address the issues raised by the independent accountants in such management letter, and (ii) the extent to which changes or improvements in financial or accounting practices, as previously approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

General
-------

15. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

                              SILVER DINER, INC.

  FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2001.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILVER DINER, INC. (THE "COMPANY"). The undersigned holder of shares of Common Stock of the Company (the "Shares") hereby appoints Robert T. Giaimo, Chairman of the Board, President, Chief Executive Officer and Treasurer, or failing him, Ype Von Hengst, Director, Vice President, Executive Chef and Secretary, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Friday, June 15, 2001 at 10:00 a.m. (Eastern time), at the Homewood Suites Hotel, 8130 Porter Road, Falls Church, Virginia 22042, and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Company.

     Without limiting the general powers hereby conferred, with respect to the following Company proposals, the Shares represented by this proxy are to be:

1. [_] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

     [_]  WITHHELD FROM VOTING for all nominees listed below.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

--------------------------------------------------------------------------------

Robert T. Giaimo    Catherine Britton    Michael Collier    Ype Von Hengst
Edward H. Kaplan    Louis P. Neeb        Charles M. Steiner

2. Voted, in the discretion of Robert T. Giaimo or Ype Von Hengst, on any other matters that may properly come before the meeting or any adjournment thereof.


            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                        (CONTINUED FROM PREVIOUS SIDE)

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each of the proposals set forth above.

     Please sign exactly as name appears below. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated_______________, 2001

                                         _______________________________________
                                                        Signature



                                         _______________________________________
                                                Signature, if Held Jointly



 Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed
                                   Envelope.